Exhibit 16.1

July 3, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statement made by Fuel Doctor Holdings, Inc. under Item 4.01 of its Current Report on Form 8-K to be filed with the Securities and Exchange Commission on July 3, 2023. We agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

Yours truly,

/s/ Liebman Goldberg & Hymowitz, LLP

Liebman Goldberg & Hymowitz, LLP